QuickLinks -- Click here to rapidly navigate through this document

Exhibit 4.10

CERTIFICATE OF DESIGNATIONS,
RIGHTS, PREFERENCES, PRIVILEGES AND RESTRICTIONS
OF SERIES B CONVERTIBLE PREFERRED STOCK

PURSUANT TO SECTION 151 OF THE GENERAL
CORPORATION LAW OF THE STATE OF DELAWARE

SERIES B CONVERTIBLE PREFERRED STOCK

        I, Kamran Amjadi, Chief Executive Officer of E-centives, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware ("DGCL"), DO HEREBY CERTIFY that, pursuant to authority conferred upon the Board of Directors ("Board") by the Restated Certificate of Incorporation, as amended, of the Corporation (the "Certificate of Incorporation"), the Board, in accordance with the provisions of Section 151 of the DGCL, adopted the following resolution, effective as of November 27, 2002 ("Effective Date"), providing for the creation of the Series B Convertible Preferred Stock:

        RESOLVED that, pursuant to Article Fourth of the Certificate of Incorporation of the Corporation, there be and hereby is authorized and created a series of Convertible Preferred Stock consisting of 400,000 shares having a par value of $.01 per share, which series shall be titled "Series B Convertible Preferred Stock."

        The designations, rights, preferences, privileges and restrictions of the Series B Convertible Preferred Stock shall be made as follows:

1.
Designation and Amount.

        The series of Preferred Stock shall be designated and known as "Series B Convertible Preferred Stock" ("Series B Convertible Preferred Stock") and shall consist of 400,000 shares of Preferred Stock having a par value of $0.01 per share.

2.
Dividends.

        Holders of Series B Convertible Preferred Stock shall not be entitled to receive dividends.

3.
Liquidation Rights.

(a)
Liquidation Value. Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation ("Liquidation"), before any distribution or payment shall be made to the holders of the Common Stock and any other stock of the Corporation that is not by its terms expressly senior in right of payment to the Series B Convertible Preferred Stock, but following any distribution or payment to the holders of the Series A Convertible Preferred Stock (which is expressly senior to the Series B Convertible Preferred Stock), the holders of Series B Convertible Preferred Stock shall be entitled to be paid out of the assets of the Corporation with respect to each share of Series B Convertible Preferred Stock held, an amount equal to the product of (i) (A) if the Liquidation is not a sale, conversion or other transfer of the Corporation's stock, the average of the high and low closing prices of the Corporation's Common Stock on the day prior to the date of such Liquidation, as such prices are reported by the SWX New Market of the SWX Swiss Exchange, after applying the CHF-USD exchange rates, as determined by 5 p.m., Swiss time on such date, by swissfirst Bank AG or (B) if the Liquidation is a sale, conversion or other transfer of the Corporation's stock, the purchase price or other valuation of the Corporation's Common Stock pursuant to such Liquidation, and (ii) the number of shares of Common Stock into which a share of Series B Convertible Preferred Stock would be convertible pursuant to Section 5 hereof if the conversion had occurred immediately prior to such Liquidation, as appropriately adjusted for any future stock splits, stock combinations, or similar transactions affecting the Series B Convertible Preferred Stock. If, upon any Liquidation, the assets of the Corporation shall be insufficient to make payment in full to all holders of Series B Convertible Preferred Stock, then such assets shall be distributed among the holders of Series B Convertible Preferred Stock at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled. After payment in full to the holders of Series B Convertible Preferred Stock of the aggregate liquidation preference as aforesaid, the holders of the Series B Convertible Preferred Stock shall, as such, have no right or claim to any of the remaining assets of the Corporation.

  (b)
  Liquidation. The following events shall be considered a Liquidation for purposes of Section 3(a):

          (i)    any merger, consolidation, business combination, reorganization, reclassification or recapitalization of the Corporation in which the Corporation is not the surviving entity or in which the stockholders of all classes and series of stock of the Corporation immediately prior to such transaction own capital stock representing less than fifty percent (50%) of the Corporation's voting power of all classes and series of stock immediately after such transaction (an "Acquisition"); or

          (ii)   a sale, lease or other disposition of all or substantially all of the assets of the Corporation (an "Asset Transfer").

4.
Voting.

        Except as otherwise provided herein or as required by law, the Series B Convertible Preferred Stock shall vote with the shares of the Common Stock and any other classes of capital stock of the Corporation having similar voting rights (and not as a separate class) at any annual or special meeting of stockholders of the Corporation, and may act by written consent in the same manner as the Common Stock, in either case upon the following basis: each holder of shares of Series B Convertible Preferred Stock shall be entitled to such number of votes as shall be equal to the whole number of shares of Common Stock into which such holder's aggregate number of shares of Series B Convertible Preferred Stock are convertible pursuant to Section 5 below immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent. Notwithstanding the previous sentence, from the Effective Date to the one year anniversary of the Effective Date, the Series B Convertible Preferred Stock shall vote upon the following basis: each holder of shares of Series B Convertible Preferred Stock shall be entitled to one vote for each share of Series B Convertible Preferred Stock held immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent.

5.
Conversion Rights.

        The holders of the Series B Convertible Preferred Stock shall have the following rights with respect to the conversion of the Series B Convertible Preferred Stock into shares of Common Stock:

  (a)
  Optional Conversion. Subject to and in compliance with the provisions of this Section 5, all of the shares of Series B Convertible Preferred Stock of a holder (but no less than all of such shares) may, at the option of such holder, be converted at any time following the one year anniversary of the Effective Date into fully-paid and nonassessable shares of Common Stock of the Corporation at the Series B Conversion Rate (as defined in Section 5(c) below). In addition, all shares of the Series B Convertible Preferred Stock will be converted into shares of Common Stock at the Series B Conversion Rate when and if the holders of a majority of the outstanding shares of the Series B Convertible Preferred Stock vote in favor of conversion, which vote may be taken at any time following the one year anniversary of the Effective Date.

  (b)
  Automatic Conversion. Each share of Series B Convertible Preferred Stock shall automatically be converted into shares of Common Stock at the Series B Conversion Rate (as defined in Section 5(c) below) upon the earlier to occur of: (i) the consummation by the Corporation of a public offering of equity securities with proceeds in excess of CHF 20,000,000 or equivalent in United States Dollars, (ii) an Acquisition, Asset Transfer or other Liquidation, or (iii) thirty (30) months from the Effective Date.

  (c)
  Conversion Rate. The number of shares of Common Stock to which a holder of Series B Convertible Preferred Stock shall be entitled upon conversion shall be four (4) shares of Common Stock for every one (1) share of Series B Convertible Preferred Stock held by such holder ("Series B Conversion Rate"); provided, however, that if the Corporation experiences a Change of Control (as hereinafter defined) before the one year anniversary of the Effective Date, each share of Series B Convertible Preferred Stock shall, immediately prior to the consummation of the Change of Control, be converted into ten (10) shares of Common Stock, and shall be released from escrow, if so held, and distributed. For purposes of this Section 5, a "Change of Control" means (i) the sale of all or substantially all of the Corporation's assets or stock, or (ii) the conversion into (x) cash or (y) the securities of another corporation or of a partnership, joint venture, association, limited liability company, trust, unincorporated organization, or other entity, all of the then outstanding shares of the Common Stock, before the one year anniversary of the Effective Date.

  (d)
  Conversion Price. The conversion price payable by the holder of Series B Convertible Preferred Stock to the Corporation upon any conversion hereunder shall be zero (0) for each share of Series B Convertible Preferred Stock held.

  (e)
  Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Effective Date, the Common Stock issuable upon the conversion of the Series B Convertible Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise including pursuant to a Chagne of Control (other than a subdivision or combination of shares or a reorganization, merger or consolidation provided for elsewhere in this Section 5), in any such event each holder of Series B Convertible Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable in connection with such recapitalization, reclassification or other change with respect to the maximum number of shares of Common Stock into which such shares of Series B Convertible Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustments as provided herein or with respect to such other securities or property by the terms thereof.

  (f)
  Reorganizations, Mergers or Consolidations. If at any time or from time to time after the Effective Date, the Common Stock is converted into other securities or property, whether pursuant to a reorganization, merger, consolidation or otherwise including pursuant to a Change of Control (other than a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 5), as a part of such transaction, provision shall be made so that the holders of the Series B Convertible Preferred Stock shall thereafter be entitled to receive upon conversion thereof the number of shares of stock or other securities or property to which a holder of the maximum number of shares of Common Stock deliverable upon conversion would have been entitled in connection with such transaction, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders Series B Convertible Preferred Stock after such transaction to the end that the provisions of this Section 5 (including the number of shares issuable upon conversion of the Series B Convertible Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable. The Corporation shall not be a party to any reorganization, merger or consolidation in which the Corporation is not the surviving entity unless the entity surviving such transaction assumes all of the

    Corporation's obligations hereunder in a manner reasonably satisfactory to the Board acting in good faith.

  (g)
  Certificate of Adjustment. In each case of an adjustment or readjustment of the number of shares of Common Stock or other securities issuable upon conversion of the Series B Convertible Preferred Stock, the Corporation, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Series B Convertible Preferred Stock at the holder's address as shown in the Corporation's books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (1) the consideration received or deemed to be received by the Corporation for any additional shares of Common Stock issued or sold or deemed to have been issued or sold, (2) the number of additional shares of Common Stock issued or sold or deemed to have been issued or sold, and (3) the type and amount, if any, of other property which at the time would be received upon conversion of the Series B Convertible Preferred Stock.

  (h)
  Notices of Record Date. Upon (i) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any distribution, or (ii) any Acquisition (as defined in Section 3(b)(i)) or other capital reorganization of the Corporation, any Asset Transfer (as defined in Section 3(b)(i)), or any other Liquidation of the Corporation or any Change of Control (as defined in Section 5(c)), the Corporation shall mail to each holder of Series B Convertible Preferred Stock at least twenty (20) days prior to the record date specified therein (or such lesser number of days as is reasonably practicable under the circumstances) a notice specifying (1) the date on which any such record is to be taken for the purpose of such distribution and a description of such distribution, (2) the date on which any such Acquisition, Asset Transfer or other Liquidation or Change of Control is expected to become effective, and (3) the date, if any, that is to be fixed for determining the holders of record of Common Stock (or other securities) that shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, Asset Transfer or other Liquidation or Change of Control.

  (i)
  Mechanics of Conversion.

          (i)    Optional Conversion. Each holder of Series B Convertible Preferred Stock who desires to convert the same into shares of Common Stock pursuant to this Section 5 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or any transfer agent for the Series B Convertible Preferred Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same. Such notice shall state the number of shares of Series B Convertible Preferred Stock being converted. Thereupon, the Corporation shall promptly issue and deliver at such office to such holder evidence of the number of shares of Common Stock to which such holder is entitled, and the actual share certificate(s) representing such Common Stock shall be held in escrow pending the registration of such shares with the U.S. Securities and Exchange Commission. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificate representing the shares of Series B Convertible Preferred Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

          (ii)   Automatic Conversion; Change of Control. Upon the occurrence of the event specified in Section 5(b) above or a Change of Control, the outstanding shares of Series B Convertible

  Preferred Stock shall be converted into Common Stock automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are released by the escrow agent, if any, or surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series B Convertible Preferred Stock are either delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement reasonably satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Upon surrender by any holder of the certificates formerly representing shares of Series B Convertible Preferred Stock at the office of the Corporation or any transfer agent for the Series B Convertible Preferred Stock, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series B Convertible Preferred Stock surrendered were convertible on the date on which such automatic conversion or Change of Control occurred. Until surrendered as provided above, each certificate formerly representing shares of Series B Convertible Preferred Stock shall be deemed for all corporate purposes to represent the number of shares of Common Stock resulting from such automatic conversion or Change of Control.

6.
Fractional Shares.

        No fractional shares of Common Stock shall be issued upon conversion of Series B Convertible Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series B Convertible Preferred Stock by a holder thereof shall be aggregated for purposes of determination whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Corporation shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the average of the high and low closing prices of the Corporation's Common Stock on the day prior to the date of conversion, as such prices are reported by the SWX New Market of the SWX Swiss Exchange, after applying the CHF-USD exchange rates, as determined at 5 p.m., Swiss time, on such day, by swissfirst Bank AG.

7.
Amendment and Waiver.

        No amendment, modification or waiver of any of the terms or provisions of the Series B Convertible Preferred Stock shall be binding or effective without the prior written consent of the holders of a majority of the outstanding shares of Series B Convertible Preferred Stock, and no change in the terms hereof may be accomplished by an Acquisition of the Corporation with another corporation or entity unless the Corporation has obtained the prior written consent of the holders of a majority of the outstanding shares of Series B Convertible Preferred Stock, except that any amendment, modification or waiver of the provisions of Section 5(b) hereof shall require the prior written consent of at least sixty-six and two-thirds percent (66 2/3%) of the then outstanding shares of Series B Convertible Preferred Stock. Any amendment, modification or waiver of any of the terms or provisions of the Series B Convertible Preferred Stock by the requisite number of holders of outstanding shares of Series B Convertible Preferred Stock pursuant to this Section 7, whether prospective or retroactively effective, shall be binding upon all holders of Series B Convertible Preferred Stock.

8.
Registration of Transfer.

        The Corporation shall keep at its principal office a register for the registration of the Series B Convertible Preferred Stock. Upon the surrender of any certificate representing Series B Convertible Preferred Stock at such office, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation's expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of shares as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate.

9.
Replacement.

        Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares Series B Convertible Preferred Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor its own agreement shall be satisfactory), or in the case of any such mutilation upon surrender of such certificate, the Corporation shall execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

10.
Reservation of Common Stock Issuable Upon Conversion.

        Promptly following the Effective Date and at all times thereafter, the Corporation shall reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series B Convertible Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B Convertible Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then-outstanding shares of Series B Convertible Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

11.
Notices.

        Any notice required by the provisions of this Certificate of Designations shall be in writing and shall be deemed effectively given upon the earlier of: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices to stockholders shall be addressed to each holder of record at the address of such holder appearing on the books of the Corporation.

12.
Payment of Taxes.

        The Corporation will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series B Convertible Preferred Stock, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series B Convertible Preferred Stock so converted were registered.

13.
No Dilution or Impairment.

        The Corporation shall not amend its Certificate of Incorporation or participate in any reorganization, Asset Transfer, consolidation, merger, Liquidation, issue or sale of securities, Change of Control, Acquisition, or any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of Section 5 hereof and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series B Convertible Preferred Stock against impairment. This provision shall not restrict the Corporation's right to amend its Certificate of Incorporation with the requisite stockholder consent.

[Signature Page Follows]

        IN WITNESS WHEREOF, the Corporation caused this Certificate of Designation to be duly executed by the undersigned officer of the Company as of the Effective Date.

E-centives, Inc.
By:	/s/ KAMRAN AMJADI Kamran Amjadi Chairman and Chief Executive Officer

QuickLinks

CERTIFICATE OF DESIGNATIONS, RIGHTS, PREFERENCES, PRIVILEGES AND RESTRICTIONS OF SERIES B CONVERTIBLE PREFERRED STOCK PURSUANT TO SECTION 151 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE SERIES B CONVERTIBLE PREFERRED STOCK